Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BRIGHT GREEN CORPORATION

Bright Green Corporation, a corporation existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of this corporation is Bright Green Corporation, and that this corporation was originally incorporated under the name Bright Green Corporation, pursuant to the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”) by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 16, 2019 (the “Original Certificate”).

2.	This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

3.	This Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

4.	The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is “BRIGHT GREEN CORPORATION”.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation is authorized to issue is Two Hundred Ten Million (210,000,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock, each having a par value of $0.0001. Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of $0.0001.

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B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, if any, and such designations, powers, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Common Stock.

1. Voting. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). There shall be no cumulative voting.

2. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

3. No Preemptive Rights. The holders of Common Stock shall have no preemptive rights to subscribe for any shares of any class of capital stock of the Corporation whether now or hereafter authorized.

4. No Conversion Rights. Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

5. Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of capital stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

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ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. General Powers. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B. Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than one and not more than nine. The number of directors initially shall be seven. Subject to the previous sentence and to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the Board of Directors.

ARTICLE VI

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

A. Amendments to the Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles VI or VIII may he altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the capital stock of the corporation entitled to vote generally in an election of directors, voting together as a single class.

B. Adoption, Amendment and Repeal of the Bylaws. In furtherance, and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the corporation subject to the power of the stockholders of the corporation to alter, amend or repeal the bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the capital stock of the corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter amend or repeal the bylaws of the corporation.

ARTICLE VII

STOCKHOLDER ACTIONS

A. No Stockholder Action without Meeting. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Amended and Restated Bylaws of the Corporation (the “Bylaws”), and no action shall be taken by the stockholders by written consent or electronic transmission.

B. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

C. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, the Chief Executive Officer (of if there is no Chief Executive Officer, the President) or the Chairperson of the Board of Directors, and may not be called by any other person or persons.

ARTICLE VIII

LIMITATION ON DIRECTOR LIABILITY; INDEMNIFICATION

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

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B. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by Title 8 of the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) to the fullest extent permitted by law through bylaw provisions, agreements with indemnitees, vote of stockholders or disinterested directors or otherwise.

C. Any repeal, amendment or modification of this Article VIII shall be prospective and shall not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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This Certificate of Incorporation has been executed by the undersigned who affirms that the statements made herein are true and correct.

By:	/s/ Edward A. Robinson
Name:	Edward A Robinson
Title:	Chief Executive Officer

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